                                                               Exhibit (a)(1)(H)

                 EMAIL COMMUNICATION TO ELIGIBLE OPTION HOLDERS
                             DATED FEBRUARY 13, 2002

To:      ADTRAN Eligible Option Holders
From:    ADTRAN, Inc.
Date:    February 13, 2002
Re:      IMPORTANT:  Election Form for ADTRAN Stock Option Exchange Offer

At the request of the Securities and Exchange Commission, we have made an amendment to the signature page to the Election Form sent to you on January 28, 2002 in connection with the stock option exchange program. We have attached to this email message a revised signature page to the Election Form. The only change on the signature page is in the sentence immediately preceding the words "HOLDER PLEASE SIGN HERE." The sentence previously read "I have read, understand and agree to all of the terms and conditions of the Offer." The sentence now reads as follows:

                  "I agree to all of the terms and conditions of the Offer."

If you have already delivered your Election Form to James Matthews pursuant to the requirements of the offer, you do not need to sign a new signature page. However, you may deliver a new signature page to Mr. Matthews if you wish. Regardless of whether or not you deliver a new signature page to the Election Form, the words "read" and "understand" in the sentence on the signature page will be deemed to be deleted from the sentence and will not be operative. We still urge you, however, to read carefully each of the documents delivered to you, and please do not hesitate to ask questions if you do not understand any of the terms and conditions of the offer.

The SEC has also asked us to make a few other minor, non-material changes to the Offer to Exchange sent to you on January 28, 2002. We have attached the text of these amendments to this email.

If you would like a paper copy of the new signature page to the Election Form or any of the other documents delivered to you in connection with the stock option exchange program, please contact Pat Gill at (256) 963-8220, email: pat.gill@adtran.com.
--------------------